UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2005

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30235

Delaware	04-3257395
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

170 Harbor Way
P.O. Box 511
South San Francisco, California 94083-0511
(Address of principal executive offices, including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 5, 2005, Exelixis, Inc. (the "Company") entered into a collaboration agreement with Bristol-Myers Squibb Company ("BMS") for the discovery, development and commercialization of novel therapies targeted against the Liver X Receptor ("LXR"), a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic disorders.

Under the terms of the agreement, which will become effective upon antitrust clearance, the Company has granted to BMS an exclusive, worldwide license with respect to certain intellectual property primarily relating to compounds that modulate LXR. During the research term, the Company and BMS expect to jointly identify drug candidates that are ready for IND-enabling studies. After the selection of a drug candidate for further clinical development by BMS, BMS will be solely responsible for further preclinical development as well as clinical development, regulatory, manufacturing and sales/marketing activities for such drug candidate.

Under the terms of the agreement, BMS is obligated to make an upfront payment to the Company of $17.5 million and has agreed to provide research and development funding of approximately $10.0 million per year for an initial research period of two years. BMS has the option to extend the research period for an additional one-year term. Under the agreement, the Company is entitled to receive payments upon attainment of pre-specified development and regulatory milestones totaling approximately $140.0 million as well as sales milestones, for each product for up to two products from the collaboration. In addition, the Company is entitled to receive royalties on sales of products commercialized under the collaboration. Beginning two years after the effective date, BMS may terminate the agreement in which case BMS' license relating to compounds that modulate LXR will, subject to certain terms and conditions, revert back to the Company.

The Company also has an additional collaboration with BMS focused on cancer target identification. In connection with the cancer collaboration, BMS purchased 600,600 shares of common stock of the Company and granted the Company a worldwide, fully-paid, exclusive license to BMS' product candidate becatecarin (XL119), which is currently in a Phase 3 trial as a potential treatment for bile duct tumors and which has been exclusively licensed by the Company to Helsinn Healthcare S.A. for further development and commercialization.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: December 06, 2005	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary